Exhibit 99.1

THE TILE SHOP REPORTS FOURTH Quarter AND FULL-YEAR 2023 RESULTS

MINNEAPOLIS – February 29, 2024 – Tile Shop Holdings, Inc. (Nasdaq: TTSH) (the “Company”), a specialty retailer of natural stone, man-made and luxury vinyl tiles, today announced results for its fourth quarter and full-year ended December 31, 2023.

Fourth Quarter 2023 Summary

Net Sales Decreased 3.4%

Comparable Store Sales Decreased 3.2%

Gross Margin of 64.7%

Net Income of $0.6 Million; Adjusted EBITDA of $6.6 Million

Diluted Earnings per Share of $0.01

Full-Year 2023 Summary

Net Sales Decreased 4.4%

Comparable Store Sales Decreased 4.1%

Gross Margin of 64.4%

Net income of $10.1 Million; Adjusted EBITDA of $38.8 Million

Diluted Earnings per Share of $0.23

No Debt Outstanding at Year-End

Management Commentary – Cabell Lolmaugh, CEO

“We were pleased to see the sequential improvement in comparable store sales trends when compared to the third quarter of 2023. During the fourth quarter of 2023, we battled macro headwinds together with the typical seasonal slowdown in home remodel projects during the holidays. We are proud of the results we’ve delivered in 2023 by executing our strategy, managing expenses and reducing inventory levels. This helped us generate strong operating cash flows which made it possible to pay off our debt by year-end.”

	Three Months Ended		Full Year Ended
(unaudited, dollars in thousands, except per share data)	December 31,		December 31,
	2023	2022	2023	2022
Net sales	$84,458	$87,473	$377,146	$394,702
Net sales (decline) growth (1)	(3.4)%	(3.0)%	(4.4)%	6.5%
Comparable store sales (decline) growth (2)	(3.2)%	(2.8)%	(4.1)%	6.5%
Gross margin rate	64.7%	64.5%	64.4%	65.6%
Income from operations as a % of net sales	1.7%	3.0%	4.3%	5.7%
Net income	$636	$1,453	$10,071	$15,703
Diluted net income per share	$0.01	$0.03	$0.23	$0.32
Adjusted EBITDA	$6,625	$8,938	$38,779	$49,583
Adjusted EBITDA as a % of net sales	7.8%	10.2%	10.3%	12.6%
Number of stores open at the end of period	142	142	142	142

(1)	As compared to the prior year period.

(2)	The comparable store sales operating metric is the percentage change in sales of comparable stores period over period. A store is considered comparable on the first day of the 13th full month of operation. When a store is relocated, it is excluded from the comparable store sales calculation. Comparable store sales includes total charges to customers less any actual returns. The Company includes the change in allowance for anticipated sales returns applicable to comparable stores in the comparable store sales calculation.

FOURTH QUARTER 2023

Net Sales

Net sales for the fourth quarter of 2023 decreased $3.0 million, or 3.4%, compared with the fourth quarter of 2022. Sales decreased at comparable stores by 3.2% during the fourth quarter of 2023 compared to the fourth quarter of 2022, primarily due to a decrease in traffic, which was partially offset by an increase in average ticket value. For the year ended December 31, 2023, net sales decreased by $17.6 million or 4.4% compared to 2022. Sales decreased at comparable stores by 4.1% during 2023 compared to 2022, primarily due to a decrease in traffic, which was partially offset by an increase in average ticket value.

Gross Profit

Gross profit decreased $1.8 million, or 3.2%, in the fourth quarter of 2023 compared to the fourth quarter of 2022. The gross margin rate was 64.7% in the fourth quarter of 2023 and 64.5% during the fourth quarter of 2022. The improvement in gross margin was due to lower international freight rates and steps taken to work with the Company’s suppliers to reduce prices on the items carried in the Company’s assortment over the last year. For the full year, gross profit decreased by $15.9 million, or 6.1%, compared to 2022. The gross margin rate was 64.4% for 2023 as compared to 65.6% for 2022. The decrease in gross margin rate was primarily due to increases in supplier costs and higher international freight rates that drove inventory costs higher throughout 2022 and the first half of 2023 before beginning to moderate during the second half of 2023.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased $0.7 million, or 1.3%, in the fourth quarter of 2023 compared to the fourth quarter of 2022. The decrease in selling, general and administrative expenses was due to a $0.6 million decrease in variable compensation, a $0.5 million decrease in occupancy costs, a $0.3 million decrease in shipping and transportation and a $0.2 million decrease in consulting costs that were partially offset by a $0.6 million increase in IT related expenses. Additionally, our benefits expense increased by $0.4 million during the fourth quarter due to favorable medical claims experience in 2022 that was not repeated in 2023. For the year, selling, general and administrative expenses decreased $9.4 million, or 4.0%, in 2023 compared to 2022. The decrease was largely driven by a $6.6 million reduction in variable compensation, a $3.3 million decrease in shipping and transportation and a $2.6 million decrease in occupancy costs, which were partially offset by a $1.6 million increase in IT related expenses and a $0.9 million increase in marketing. Additionally, we recorded $1.0 million of asset impairment charges in 2023 compared to $0.4 million in 2022.

Provision for Income Taxes

The provision for income taxes for the fourth quarter of 2023 was $0.6 million, compared to $0.3 million in the prior year fourth quarter. The increase in the provision was primarily due to an increase in tax associated with stock-based compensation. The Company’s effective tax rate was 48.1% and 19.2% in the fourth quarter of 2023 and 2022, respectively. The increase in the effective tax rate was largely due to an increase in tax associated with stock-based compensation and lower pretax income during the fourth quarter of 2023 when compared to the fourth quarter of 2022. For the year, the provision for income taxes decreased $1.4 million, or 26.4%, in 2023 compared to 2022. The decrease in the provision for income taxes was primarily due to lower pretax income. The Company’s effective tax rate was 28.0% in 2023 and 25.3% in 2022, reflecting an increase in tax expense associated with stock-based compensation.

Capital Structure and Liquidity

During 2023, the Company repaid $45.4 million of borrowings on its credit facility. As of December 31, 2023, the Company had no borrowings outstanding on its line of credit. Cash and cash equivalents increased $2.7 million from $5.9 million on December 31, 2022, to $8.6 million on December 31, 2023.

NON-GAAP INFORMATION

Adjusted EBITDA

Adjusted EBITDA for the fourth quarter of 2023 was $6.6 million compared with $8.9 million for the fourth quarter of 2022. See the table below for a reconciliation of GAAP net income to Adjusted EBITDA.

	Three Months Ended
(unaudited, $ in thousands)	December 31,
	2023	% of net sales(1)	2022	% of net sales
Net income	$636	0.8%	$1,453	1.7%
Interest expense	245	0.3%	793	0.9%
Provision for income taxes	589	0.7%	346	0.4%
Depreciation & amortization	4,835	5.7%	6,131	7.0%
Stock based compensation	320	0.4%	215	0.2%
Adjusted EBITDA	$6,625	7.8%	$8,938	10.2%

	Full Year Ended
(unaudited, $ in thousands)	December 31,
	2023	% of net sales	2022	% of net sales
Net income	$10,071	2.7%	$15,703	4.0%
Interest expense	2,164	0.6%	1,579	0.4%
Provision for income taxes	3,923	1.0%	5,327	1.3%
Depreciation & amortization	21,229	5.6%	25,142	6.4%
Stock based compensation	1,392	0.4%	1,832	0.5%
Adjusted EBITDA	$38,779	10.3%	$49,583	12.6%

(1) Amounts do not foot due to rounding.

Pretax Return on Capital Employed

Pretax Return on Capital Employed was 12.4% for the trailing twelve months as of the end of the fourth quarter of 2023 compared to 15.7% for the trailing twelve months as of the end of the fourth quarter of 2022. The Pretax Return on Capital Employed calculation is included in the table below.

(unaudited, $ in thousands)	December 31,
	2023(1)	2022(1)
Income from operations (trailing twelve months)	$16,158	$22,609

Total Assets	324,880	348,720
Less: Accounts payable	(24,885)	(28,752)
Less: Income tax payable	(519)	(818)
Less: Other accrued liabilities	(32,728)	(39,951)
Less: Lease liability	(131,840)	(130,852)
Less: Other long-term liabilities	(4,585)	(4,618)
Capital Employed	$130,323	$143,729

Pretax Return on Capital Employed	12.4%	15.7%

(1) Income statement accounts represent the activity for the trailing twelve months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balance for the trailing four quarters ended as of each of the balance sheet dates.

Non-GAAP Financial Measures

The Company uses several non-GAAP financial measures to manage its business including Adjusted EBITDA, adjusted EBITDA margin and pretax Return on Capital Employed (ROCE). Adjusted EBITDA is calculated by taking net income in accordance with GAAP, and adjusting for interest expense, income taxes, depreciation and amortization, and stock-based compensation expense. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. The Company calculates ROCE by taking income (loss) from operations divided by capital employed. Capital employed equals total assets less accounts payable, income taxes payable, other accrued liabilities, lease liability and other long-term liabilities. Other companies may calculate both Adjusted EBITDA and ROCE differently, limiting the usefulness of these measures for comparative purposes.

The Company believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. Company management uses these non-GAAP measures to compare Company performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, for budgeting and planning purposes and for assessing the effectiveness of capital allocation over time. These measures are used in monthly financial reports prepared for management and the Board of Directors. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

The Company’s management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the Company’s consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. The Company urges investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate the business.

WEBCAST AND CONFERENCE CALL

As announced on February 22, 2024, the Company will host a conference call via webcast for investors and other interested parties beginning at 9:00 a.m. Eastern Time on Thursday, February 29, 2024. The call will be hosted by Cabell Lolmaugh, CEO, Karla Lunan, CFO, and Mark Davis, Vice President of Investor Relations and Chief Accounting Officer.

To participate in the live call, please pre-register here. All registrants will receive dial-in information and a unique PIN. A webcast of the call can be accessed by visiting the Company’s Investor Relations page at www.tileshop.com. A webcast replay of the call will be available on the Company’s Investor Relations page at www.tileshop.com.

The Company intends to use its website, investors.tileshop.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the Company’s website under the heading News and Events. Accordingly, investors should monitor such portions of the Company’s website, in addition to following its press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

Contact:

Investors and Media:

Mark Davis

investorrelations@tileshop.com

ABOUT THE TILE SHOP

Tile Shop Holdings, Inc. (Nasdaq: TTSH), is a leading specialty retailer of natural stone, man-made and luxury vinyl tiles, setting and maintenance materials, and related accessories in the United States. The Tile Shop offers a wide selection of high-quality products, exclusive designs, knowledgeable staff and exceptional customer service in an extensive showroom environment. The Tile Shop currently operates 142 stores in 31 states and the District of Columbia.

The Tile Shop is a proud member of the American Society of Interior Designers (ASID), National Association of Homebuilders (NAHB), National Kitchen and Bath Association (NKBA), and the National Tile Contractors Association (NTCA). Visit www.tileshop.com. Join The Tile Shop (#thetileshop) on Facebook, Instagram, Pinterest and Twitter.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time such statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Investors are referred to the most recent reports filed with the Securities and Exchange Commission by the Company.

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except per share data)

	(Unaudited)	(Audited)
	December 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$8,620	$5,948
Restricted cash	-	1,811
Receivables, net	2,882	3,411
Inventories	93,679	120,952
Income tax receivable	129	3,859
Other current assets, net	9,248	10,422
Total Current Assets	114,558	146,403
Property, plant and equipment, net	64,317	71,095
Right of use asset	129,092	118,501
Deferred tax assets	5,256	6,536
Other assets	3,449	3,287
Total Assets	$316,672	$345,822

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$23,345	$23,506
Income tax payable	1,135	3
Current portion of lease liability	27,265	27,866
Other accrued liabilities	27,000	31,916
Total Current Liabilities	78,745	83,291
Long-term debt, net	-	45,400
Long-term lease liability, net	112,697	103,353
Other long-term liabilities	5,543	5,009
Total Liabilities	196,985	237,053

Stockholders’ Equity:
Common stock, par value $0.0001; authorized: 100,000,000 shares; issued and outstanding: 44,510,779 and 44,377,445 shares, respectively	4	4
Preferred stock, par value $0.0001; authorized: 10,000,000 shares; issued and outstanding: 0 shares	-	-
Additional paid-in-capital	128,861	127,997
Accumulated deficit	(9,109)	(19,180)
Accumulated other comprehensive loss	(69)	(52)
Total Stockholders' Equity	119,687	108,769
Total Liabilities and Stockholders' Equity	$316,672	$345,822

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Income

($ in thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended,
	December 31,		December 31,
	2023	2022	2023	2022
Net sales	$84,458	$87,473	$377,146	$394,702
Cost of sales	29,800	31,011	134,085	135,765
Gross profit	54,658	56,462	243,061	258,937
Selling, general and administrative expenses	53,188	53,870	226,903	236,328
Income from operations	1,470	2,592	16,158	22,609
Interest expense	(245)	(793)	(2,164)	(1,579)
Income before income taxes	1,225	1,799	13,994	21,030
Provision for income taxes	(589)	(346)	(3,923)	(5,327)
Net income	$636	$1,453	$10,071	$15,703

Earnings per common share:
Basic	$0.01	$0.03	$0.23	$0.32
Diluted	$0.01	$0.03	$0.23	$0.32

Weighted average shares outstanding:
Basic	43,526,804	43,457,515	43,424,089	48,855,701
Diluted	43,775,573	43,832,426	43,620,790	49,247,047

Tile Shop Holdings, Inc. and Subsidiaries

Rate Analysis

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Gross margin rate	64.7%	64.5%	64.4%	65.6%
SG&A expense rate	63.0%	61.6%	60.2%	59.9%
Income from operations margin rate	1.7%	3.0%	4.3%	5.7%
Adjusted EBITDA margin rate	7.8%	10.2%	10.3%	12.6%

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

($ in thousands)

(Unaudited)

	Twelve Months Ended,
	December 31,
	2023	2022
Cash Flows From Operating Activities
Net income	$10,071	$15,703
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	21,229	25,142
Amortization of debt issuance costs	257	427
Gain on disposals of property, plant and equipment	(13)	-
Impairment charges	1,027	423
Non-cash lease expense	25,844	25,779
Stock based compensation	1,392	1,832
Deferred income taxes	1,280	417
Changes in operating assets and liabilities:
Receivables	528	(209)
Inventories	27,272	(23,777)
Other current assets, net	3,316	(2,676)
Accounts payable	123	(8,057)
Income tax receivable / payable	4,861	2,677
Accrued expenses and other liabilities	(35,127)	(34,966)
Net cash provided by operating activities	62,060	2,715
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(15,313)	(14,027)
Proceeds from the sale of property, plant and equipment	58	-
Net cash used in investing activities	(15,255)	(14,027)
Cash Flows From Financing Activities
Payments of long-term debt and financing lease obligations	(65,400)	(50,000)
Advances on line of credit	20,000	90,400
Proceeds from exercise of stock options	4	-
Repurchases of common stock	-	(30,171)
Employee taxes paid for shares withheld	(532)	(755)
Debt issuance costs	-	(360)
Net cash (used in) provided by financing activities	(45,928)	9,114
Effect of exchange rate changes on cash	(16)	(56)
Net change in cash, cash equivalents and restricted cash	861	(2,254)
Cash, cash equivalents and restricted cash beginning of period	7,759	10,013
Cash, cash equivalents and restricted cash end of period	$8,620	$7,759

Cash and cash equivalents	$8,620	$5,948
Restricted cash	-	1,811
Cash, cash equivalents and restricted cash end of period	$8,620	$7,759

Supplemental disclosure of cash flow information
Purchases of property, plant and equipment included in accounts payable and accrued expenses	$430	$714
Cash paid for interest	2,082	1,257
Cash (received) paid for income taxes, net of refunds	(2,218)	2,231